Filed Pursuant to Rule 433
Dated June 21, 2012
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Trade Date:	June 21, 2012

Settlement Date (Original Issue Date):	June 26, 2012

Maturity Date:	January 7, 2021

Principal Amount:	US $250,000,000

Price to Public (Issue Price):	110.532%

Agents Commission:	0.425%

All-in Price:	110.107%

Accrued Interest:	$5,427,951.39

Net Proceeds to Issuer:	US $280,695,451.39

Treasury Benchmark:	1.75% due May 15, 2022

Treasury Yield:	1.604%

Spread to Treasury Benchmark:	Plus 1.60%

Reoffer Yield:	3.204%

Interest Rate Per Annum:	4.625%

Interest Payment Dates:	Semi-annually on the 7th day of each January and July, commencing July 17, 2012 and ending on the Maturity Date

Day Count Convention:	30/360, Following Unadjusted

Business Day Convention:	New York

Filed Pursuant to Rule 433
Dated June 21, 2012
Registration Statement No. 333-178262

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.

Call Notice Period:	None

Put Dates (if any):	None

Put Notice Period:	None

CUSIP:	36962G4Y7

ISIN:	US36962G4Y78

Common Code:	057652764

Plan of Distribution:

The Notes are being purchased by the underwriter listed below (the “Underwriter”), as principal, at

110.532% of the aggregate principal amount less an underwriting discount equal to 0.425% of the principal amount of the Notes.

Institution	Commitment

U.S. Bancorp Investments, Inc.	$250,000,000

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling U.S. Bancorp Investments, Inc. at 877-558-2607.